FXCM Reports Current Public Float

NEW YORK, NY, February 15, 2012 – FXCM Inc. (NYSE: FXCM) wishes to announce that as of the close of business on February 14, 2012, there were 19,564,463 shares of its Class A common stock issued and outstanding.

Previously, in its Form 10-Q for the quarter ended September 30, 2011, the Company reported that there were 15,368,028 shares of its Class A common stock outstanding. The increase in its public float was due to certain members of FXCM Holdings LLC exchanging units for Class A common stock on a one for one basis.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

Forward Looking Statement:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A variety of important factors could cause results to differ materially from such statements. These factors are noted in FXCM Inc.'s filings with the Securities and Exchange Commission, particularly FXCM Inc.'s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2011. These factors include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally. The forward-looking statements included herein represent FXCM Inc.'s views as of the date of this release and FXCM Inc. believes that forward-looking statements made by it are based on reasonable expectations. FXCM Inc. undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

For Media:
Jaclyn Sales, 646-432-2463
Vice-President, Corporate Communications
jsales@fxcm.com

or

For Investors:
Thomas Porac, 646-432-2986
Vice-President, Investor Relations
investorrelations@fxcm.com